Exhibit 23.7

Daqo New Energy Corp.

666 Longdu Avenue

Wanzhou, Chongqing 404000

People’s Republic of China

Attention: Mr. Yao Gongda

August 16, 2010

Dear Mr. Yao,

Solarbuzz LLC (“Solarbuzz”) hereby consents to the references to our name and the quotation by Daqo New Energy Corp. in its Registration Statement on Form F-1 (as may be amended or supplemented), to be submitted or filed with the U.S. Securities and Exchange Commission (the “Registration Statement”), of research data, information, charts and graphs from Solarbuzz’s Marketbuzz 2010—Annual World Photovoltaic Market Review (“Solarbuzz 2010 Report”). We also hereby consent to the filing of this letter as an exhibit to the Registration Statement.

Solarbuzz hereby confirms approval to the citations from Marketbuzz 2010 Report in the email of August 16, 2010 to Solarbuzz and, to the best of our knowledge, the information in the Marketbuzz 2010 Report reflects the most recent available information as at the time of report issuance in March 2010.

This consent will remain in effect from the date of this letter and for so long as the Registration Statement, including any post-effective amendment thereto, remains effective under the U.S. federal securities laws.

Sincerely,

/s/ Craig Stevens
Craig Stevens

Solarbuzz

Solarbuzz, a part of The NPD Group

P.O. Box 475815,

San Francisco,

California,

USA 94147-5815

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